Contact:    Patrick Suehnholz
    Director of Investor Relations
    Greenhill & Co., Inc.
    (212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER 2022 RESULTS
•Quarterly revenues of $81.1 million, down slightly from prior year’s third quarter
•Year to date revenues of $162.6 million, down 19% from the same period in 2021 due to fewer transaction completions
•Compensation ratio of 56% for the quarter; 83% for the year to date period, which is elevated as a result of lower year to date revenues
•Non-compensation costs for the quarter down 7% and year to date down 3% despite increased travel and entertainment expenses
•Operating margin of 28% for the quarter
•Diluted earnings per share of $0.67 for the quarter and a loss per share of $0.91 year to date
NEW YORK, NEW YORK, November 2, 2022 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $81.1 million, net income of $14.2 million and diluted earnings per share of $0.67 for the quarter ended September 30, 2022.
The Firm’s third quarter 2022 revenues compare to revenues of $88.6 million in the third quarter of 2021, which represents a decrease of $7.5 million. The Firm’s third quarter 2022 net income and earnings per share compare to net income of $20.1 million and diluted earnings per share of $0.85 for the third quarter 2021.
For the nine months ended September 30, 2022, revenues of $162.6 million compare to $200.8 million for the comparable period in 2021, a decrease of $38.2 million. For the first nine months of 2022, a net loss of $16.6 million and a loss per share of $0.91 compare to net income of $13.4 million and diluted earnings per share of $0.55 for the same period in 2021.
The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our quarterly results are consistent with our commentary on the past two quarterly investor calls, when we said that we expected the year to play out similarly to the past three years, when a weak first half revenue result was followed by a much stronger second half performance, resulting in a respectable full year outcome. We continue to show appropriate discipline on costs, and thus are focused on delivering another year of solid cash flow generation. We continue to see our stock as significantly undervalued and, after a pause in the third quarter while our revenue expectations were confirmed despite turbulent markets, we recently began repurchasing shares,” Scott L. Bok, Chairman and Chief Executive Officer, commented.
Revenues
Revenues were $81.1 million in the third quarter of 2022 compared to $88.6 million in the third quarter of 2021, a decrease of $7.5 million, or 8%. The decrease principally resulted from a decline in financing advisory and restructuring completion fees, offset in part by an increase in merger and acquisition transaction completion fees.
For the nine months ended September 30, 2022, revenues were $162.6 million compared to $200.8 million in 2021, a decrease of $38.2 million, or 19%. The decrease principally resulted from a decline in restructuring completion and retainer fees.
As of October 31, 2022, we have 79 client-facing Managing Directors. As of January 1, 2022, we also had 79 such Managing Directors.

Expenses
Operating Expenses
Our total operating expenses for the third quarter of 2022 were $58.2 million, which compared to $58.3 million of total operating expenses for the third quarter of 2021. The slight decrease in total operating expenses of $0.1 million resulted from a decrease in our non-compensation operating expenses, partially offset by an increase in compensation and benefits expenses, each as described in more detail below. Our operating profit margin was 28% for the third quarter of 2022 as compared to 34% for the same period in 2021.
For the nine months ended September 30, 2022, our total operating expenses were $175.1 million, which compared to $172.4 million of total operating expenses for the first nine months of 2021. The increase in total operating expenses of $2.7 million, or 2%, resulted from an increase in our compensation and benefits expenses, partially offset by a decrease in our non-compensation operating expenses, each as described in more detail below.
The following table sets forth information relating to our operating expenses.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions, unaudited)
Employee compensation and benefits expenses	$45.3	$44.4	$135.3	$131.5
% of revenues	56%	50%	83%	65%
Non-compensation operating expenses	12.9	13.9	39.8	40.9
% of revenues	16%	16%	24%	20%
Total operating expenses	58.2	58.3	175.1	172.4
% of revenues	72%	66%	108%	86%
Total operating income (loss)	23.0	30.4	(12.4)	28.4
Operating profit margin	28%	34%	NM	14%

Compensation and Benefits Expenses
Our employee compensation and benefits expenses were $45.3 million in the third quarter of 2022 as compared to $44.4 million for the third quarter of 2021. The increase in expense of $0.9 million, or 2%, was principally due to growth in professional headcount and a market driven increase in salaries. The ratio of compensation to revenues was 56% for the third quarter of 2022 as compared to 50% for the same period in the prior year. The ratio of compensation to revenues in the third quarters of 2022 and 2021 were adjusted lower than our annual targeted ratio in order to reduce the year to date ratio toward our targeted year end ratio.
For the nine months ended September 30, 2022, our employee compensation and benefits expenses were $135.3 million compared to $131.5 million for the same period in 2021. The increase in expense of $3.8 million, or 3%, was principally attributable to headcount growth and higher salary levels of our professional staff. The ratio of compensation to revenues for the nine month period in 2022 was 83% as compared to 65% for the same period in 2021. The increase in the ratio of compensation to revenues for the nine month period in 2022 as compared to the same period in 2021 resulted from the effect of spreading slightly higher compensation and benefits expenses over lower revenues.
Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Operating Expenses
For the three months ended September 30, 2022, our non-compensation operating expenses of $12.9 million decreased $1.0 million, or 7%, as compared to $13.9 million in the same period in 2021. The decrease principally resulted from the benefit of foreign currency gains and lower professional fees, partially offset by higher costs for business travel and entertainment and increased occupancy cost during the build out of a new London office.
Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2022 and 2021 remained constant at 16%.
For the nine months ended September 30, 2022, our non-compensation operating expenses of $39.8 million decreased $1.1 million, or 3% as compared to $40.9 million in the comparable period in 2021. The decrease principally resulted from the benefit of foreign currency gains compared to foreign currency losses in the same period in the prior year, partially offset by increased travel and entertainment costs.
Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2022 were 24% compared to 20% for the same period in 2021. The increase in non-compensation expenses as a percentage of revenues resulted from the effect of spreading lower non-compensation costs over much lower revenues in the first nine months of 2022 as compared to the same period in 2021.
Our non-compensation operating expenses can vary as a result of a variety of factors such as changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of client reimbursed expenses, the impact of currency movements and other factors. Accordingly, the non-compensation operating expenses in any particular period may not be indicative of the non-compensation operating expenses in future periods.

Interest Expense
For the three months ended September 30, 2022, we incurred interest expense of $4.4 million as compared to $3.0 million for the same period in 2021. The increase of $1.4 million principally related to higher market borrowing rates in the third quarter of 2022 compared to the same period in 2021, offset in part by lower borrowings outstanding.
For the nine months ended September 30, 2022, we incurred interest expense of $10.4 million, an increase of $1.1 million as compared to $9.3 million for the same period in 2021. The increase related to higher average market borrowing rates, offset in part by lower average borrowings outstanding as a result of accelerated debt repayments made during 2021.
The rate of interest on our borrowing is based on LIBOR and can vary from period to period. Accordingly, the amount of interest expense in any particular period may not be indicative of the amount of interest expense in future periods. There can be no certainty that our borrowing rate will not increase in future periods as a result of the transition from LIBOR to SOFR or another alternative rate.
Provision for Income Taxes
For the three months ended September 30, 2022, we recognized an income tax expense of $4.4 million, reflecting an effective tax rate of 24%. This compared to an income tax expense for the three months ended September 30, 2021 of $7.2 million, reflecting an effective tax rate of 26%. The decrease in the provision for income taxes in the third quarter of 2022 as compared to the same period in the prior year was attributable to lower pre-tax income and a slightly lower effective tax rate due to the generation of a greater proportion of earnings in the relatively low tax jurisdiction of the U.K. in 2022 as compared to 2021.
For the nine months ended September 30, 2022, due to our pre-tax loss we recognized an income tax benefit of $6.2 million, which included an additional benefit of $0.8 million related to the tax effect of the vesting of restricted stock units at a market price higher than the grant price. This compared to income tax expense for the nine month period ended September 30, 2021 of $5.7 million, which included a charge of $0.7 million related to the tax effect of the difference between the grant price value and the market price value of restricted stock awards at the time of the vesting. Excluding these benefits/charges, the effective tax rates for the nine month periods ended September 30, 2022 and 2021 would have been 24% and 26%, respectively. The lower effective rate for the nine months ended September 30, 2022 is principally the result of a greater portion of earnings expected to be generated in the U.K. in 2022 as discussed above.
The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of September 30, 2022, we had cash and cash equivalents of $64.3 million and term loan debt with an outstanding principal balance of $271.9 million. The remaining principal balance of the term loan is due at maturity on April 12, 2024 and may be repaid further in advance of maturity without penalty.

During the third quarter of 2022, we repurchased 28,691 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $8.35 per share, for a total cost of $0.2 million. During the first nine months of 2022, we repurchased 812,094 restricted stock units from employees at the time of vesting to settle tax liabilities at an average price of $16.83 per share, for a total cost of $13.7 million.
Additionally, in the first nine months of 2022 we repurchased in the open market 1,130,208 shares of our common stock at an average price of $14.84 per share for a total cost of $16.8 million.
In aggregate for the year, as of September 30, 2022, we have repurchased 1,942,302 shares of our common shares and common stock equivalents at an average price of $15.67, for a total cost of $30.4 million. In addition, during October 2022 we repurchased 167,309 shares at $6.49 per share for a total cost of $1.1 million.
For the twelve month period through January 31, 2023, our Board of Directors has authorized up to $70 million in purchases of shares and share equivalents (via tax withholding on vesting of restricted stock units). As of October 31, 2022, we have $43.3 million remaining under that authorization. Going forward, we intend to take a balanced approach to our use of available cash, allocating funds for a combination of deleveraging, share repurchases and dividends depending on such factors as our financial position, capital requirements, results of operations and outlook, as well as any legal, tax, regulatory or contractual constraints and any other factors deemed relevant.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.10 per share to be paid on December 21, 2022 to common stockholders of record on December 7, 2022.
Investor Presentation
An updated investor presentation highlighting the Firm’s results for the third quarter and other matters relevant for investors has been posted on its website today (www.greenhill.com).
Earnings Call
Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Wednesday, November 2, 2022, accessible via telephone and the internet. Scott L. Bok, Chairman and Chief Executive Officer, will review the Firm’s third quarter 2022 financial results and related matters. Following the review, there will be a question and answer session.
Investors and analysts may participate in the live conference call by dialing (888) 317 - 6003 (toll-free domestic) or (412) 317 - 6061 (international); passcode: 4557071. Please register at least 10 minutes before the conference call begins.  The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.
For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344 - 7529 (toll-free domestic) or (412) 317 - 0088 (international); passcode: 2242982.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Frankfurt, Hong Kong, Houston, London, Madrid, Melbourne, Paris, San Francisco, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2021 as well as other public filings. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$81,145	$88,646	$162,635	$200,807

Operating Expenses
Employee compensation and benefits	45,265	44,390	135,277	131,473
Occupancy and equipment rental	4,954	4,628	13,796	13,625
Depreciation and amortization	635	722	1,880	2,302
Information services	2,504	2,476	7,140	7,161
Professional fees	1,774	2,431	5,971	6,331
Travel related expenses	1,541	815	4,210	1,523
Other operating expenses	1,492	2,822	6,782	9,994
Total operating expenses	58,165	58,284	175,056	172,409
Total operating income (loss)	22,980	30,362	(12,421)	28,398
Interest expense	4,369	2,985	10,382	9,271
Income (loss) before taxes	18,611	27,377	(22,803)	19,127
Provision (benefit) for taxes	4,400	7,233	(6,176)	5,724
Net income (loss)	$14,211	$20,144	$(16,627)	$13,403

Average shares outstanding:
Basic	17,935,848	19,046,407	18,197,533	19,387,582
Diluted	21,095,880	23,751,697	18,197,533	24,192,080
Earnings (loss) per share:
Basic	$0.79	$1.06	$(0.91)	$0.69
Diluted	$0.67	$0.85	$(0.91)	$0.55